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Exhibit 10.4

TRADEMARK LICENSE AGREEMENT

This is a trademark license agreement (“Agreement”) between GCOM Enterprises Inc., a Delaware corporation, Number One General Mills Boulevard Minneapolis, MN 55426 (“GCOM”), and Soul and Vibe Entertainment Inc. 6548 South Big Cottonwood Canyon Road. Suite 100, Salt Lake City, UT 84121 (“Licensee”).

I.

GRANT OF LICENSE

1.1	Scope of License. GCOM grants Licensee this non-exclusive license to use the trademarks service marks, and/or copyrights listed in Exhibit I, as well as related trade dress (individually and/or collectively the “Property”) in connection with the manufacture. advertisement, distribution and sale of the products listed in Exhibit I (individually and/or collectively the “Products”) (but only to the extent such Products have been approved by GCOM pursuant to Article IX below), in the Channels of Distribution listed in Exhibit I (the “Channels of Distribution”), and in the Licensed Territory set forth in Exhibit I (the “Licensed Territory”), under the terms set forth below. Licensee shall be solely responsible for the manufacture, advertisement, distribution and sale of the Products and shall bear all costs associated therewith.

1.2	Products as Premiums. The scope of the license described in Section 1.1 above is to be strictly construed. Licensee is specifically not authorized to use the Property in connection with: (a) any products or materials distributed as premiums, or (b) any products or materials used as aids for promotional or advertising purposes (including without limitation use in connection with any proof of purchase or coupon redemption catalog), or (c) any products or materials other than the Products, except to the extent such use receives GCOM's prior written approval. Licensee acknowledges that such approval may be withheld for any reason.

1.3	Reservation. It is understood that GCOM reserves the right to use itself or license to others the right to use the Property on any products or services, including those specifically defined as Products under this Agreement.

II.

TERM

2.1	Duration. Upon execution by both parties and GCOM's receipt of the Advance (defined below) and the certificate of insurance required herein, this Agreement shall become effective as of the “Effective Date” indicated on Exhibit I, and shall continue until the Termination Date indicated on Exhibit I (the “Term”) unless sooner terminated pursuant to the terms and conditions of this Agreement.

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2.2	Renewal. This Agreement may be renewed if the parties agree to mutually acceptable business terms. Such renewal shall be effective for the period to which the parties agree (“Renewal Term”).

III.

ROYALTY PROVISIONS

3.1	Royalty Rate/Earned Royalty. In consideration of this Agreement Licensee shall pay to GCOM a royalty on Net Sales of the Products sold using the Property (“Earned Royalty”). The royalty rate is set forth in Exhibit I.

3.2	Net Sales. “Net Sales” shall mean the gross invoice price of Products sold by Licensee utilizing the Property, less only a credit for actual documented returns. No deductions shall be made for cash or other discounts, taxes, tariffs, freight, fees, assessments, advertising, trade funds, slotting fees, brokerage fees or any other matter including uncollectable accounts. No costs incurred by Licensee in the manufacture, sale, distribution, or exploitation of the Products shall be deducted from any Earned Royalty payable by Licensee. The Earned Royalty shall accrue on the sale of Products and the Products shall be considered sold when shipped or billed out, whichever occurs earlier.

3.3	Lower than Normal Sales Price. For the purpose of calculating Net Sales on the sale of Products using the Property at a price lower than the normal selling price by Licensee f.o.b. place of manufacturer, the gross invoice price shall be deemed to the higher of the actual gross invoice price or seventy-five percent (75%) of the value of the Products as if they had been sold at their normal selling price. In order to protect the image of the Property, Licensee shall not sell Products using the Property at a price lower than 75% of the normal selling price without the written permission of GCOM.

3.4	Sales to a Related Company. The Earned Royalty payable on any Products sold and/or distributed by Licensee to a related company of Licensee at a price lower than the price otherwise charged to the trade shall be based on what the Net Sales price would be if the company was not related to Licensee.

3.5	Advance Royalty. Licensee agrees to pay GCOM a non-refundable advance royalty (“Advance”) in the amount set forth on Exhibit I upon signing this Agreement. The Advance shall only he credited against the Earned Royalty paid through the Term: no carry-over of excess Earned Royalty (over the Advance) into any Renewal Term shall be allowed.

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3.6	Minimum Guaranteed Royalty. Licensee agrees to pay a minimum royalty during the Term as a minimum guarantee (“Minimum Guarantee”) as set forth on Exhibit I. Unless otherwise indicated on Exhibit I, the Minimum Guarantee shall be due and payable in equal installments thirty (30) days after the end of each calendar quarter during the Term (or any Renewal Term) unless otherwise paid as the Earned Royalty or the Advance. No carry-over of excess Earned Royalty (over the Minimum Guarantee) into any Renewal Term shall be allowed.

IV.

STATEMENTS AND PAYMENTS

4.1	Quarterly Statements and Payments. Licensee shall furnish to GCOM the following no later than forty five (45) days after the end of each calendar quarter (beginning with the calendar quarter in which the initial shipment of Products covered by this Agreement is made):

(1) complete and accurate statements in a format approved by GCOM and certified to be accurate by Licensee itemized by (a) product and country and (b) retailer, and showing the number of units sold, description and gross sales price itemized deductions from gross sales price allowed under this Agreement, and net sales price of the Products distributed and/or sold by Licensee during the preceding quarter, together with any returns made during the preceding quarter. All prices shown shall be in United States currency. Such statements shall be furnished to GCOM whether or not any of the Products have been sold during the preceding quarter; and

(2) payment of the Earned Royalty and/or Minimum Guarantee (when applicable) due from sales during the preceding quarter. In the event Licensee's Earned Royalty in a given quarter is less than the Minimum Guarantee then payment shall include the difference between the Earned Royalty and the Minimum Guarantee.

4.2	Correctness of Statements and Payments. The receipt or acceptance by GCOM of any statements furnished pursuant to this Agreement or any royalties paid hereunder (or the cashing of any royalty checks paid hereunder) shall not preclude GCOM from questioning their correctness during the Term or within three years after the termination or expiration thereof. In the event any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payments made by Licensee. In the event of an overpayment by Licensee, Licensee may deduct such mutually verified overpayment from any Earned Royalty or Minimum Guarantee payment due with the next regular quarterly royalty statement and payment. In the event no further royalty statements would be forthcoming after discovery and mutual verification of the overpayment, then Licensee shall receive a refund of such overpayment within thirty (30) days after its written request for a refund to GCOM.

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4.3	Late Fees/Interest on Late Payments. In the event Licensee fails to make any payments when such payments are due under this Agreement, including Advances, Minimum Guarantees, Earned Royalties and amounts owed as a result of audit findings. Licensee shall pay GCOM interest charged at the lesser of a monthly rate of 1.5% or the highest rate permitted by applicable law plus a late fee of $100. Payment by Licensee and acceptance by GCOM of such interest and/or late fee will in no event constitute a waiver or satisfaction of Licensee's underlying payment obligations.

4.4	Payee. All payments made hereunder shall be by wire transfer to Gcom Enterprises. Inc. and shall be in United States currency drawn on a United States bank.

4.5	Record Keeping. Licensee shall keep accurate books of account and records covering all transactions relating to this Agreement including quality assurance and regulatory compliance records, for at least three years after termination of this Agreement.

4.6	Audits. GCOM (or its nominee) shall have the right at all reasonable business hours to examine, make extracts from and copy Licensee's books of account and records and all other documents and material in the possession or under the control of Licensee with respect to this Agreement upon 48 hours advance notice to Licensee. Licensee must segregate its records in such a manner as to facilitate a complete audit and agrees that such audit may be used as a basis for settlement of charges in accordance with this Agreement. If as a result of examination or audit it is determined there is a deficiency or discrepancy in the payment of any amounts owed, including but not limited to royalties to either party then the other party must immediately pay such amount owed with interest at the rate set forth in Section 4.3 above, subject to its right to subsequently dispute the claim of deficiency or discrepancy and obtain a refund. If it is determined that such deficiency or discrepancy is five percent (5%) or more of the amounts owed to GCOM or if the examination or audit is made because of Licensee's failure to pay any amounts when due hereunder, then Licensee shall bear all reasonable expenses related to such examination or audit by GCOM (or its nominee). GCOM agrees to keep such information confidential except as may be necessary to enforce its rights to payment of any royalties or other payments due under this Agreement. GCOM's rights under this paragraph shall survive termination of this Agreement for a period of three years.

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4.7	Transfer and Withholding Taxes. Licensee agrees that it shall pay, to the appropriate governmental authority, any and all transfer taxes caused by the sale of the Products by Licensee, including in particular sales taxes, value-added taxes and commodity taxes, which may become payable in the Licensed Territory, and such transfer taxes shall not be deducted from royalties due to GCOM. Withholding taxes may be deducted from said royalties but only to the extent that Licensee shall provide to GCOM a valid original government tax statement showing the amount of such taxes withheld. Any taxes required to be withheld from the royalties due to GCOM shall be paid by Licensee, as appropriate, to the proper governmental agency, and the royalties remitted to GCOM shall be the net amount after such taxes have been withheld. In the event an exemption from such withholding or other taxes is available under a treaty or otherwise, Licensee shall advise GCOM accordingly and shall assist in obtaining such exemption for GCOM. Licensee further agrees to assist GCOM in such tax matters and to report to GCOM promptly thereon. In particular, Licensee, as appropriate, shall provide proof of payment of any taxes due and paid with the royalty reports submitted to GCOM, including the sending of copies of the respective tax returns, tax assessments and vouchers on any taxes paid by it on behalf of GCOM. Licensee shall immediately pay to GCOM any amount determined to have been withheld erroneously.

4.8	Sales Forecasts. Upon request from time to time Licensee agrees to furnish to GCOM Net Sales and Earned Royalty forecasts for the ensuing three calendar quarters (or such other reasonable time frame as GCOM may request). Such forecasts are non-binding but shall be made in good faith by Licensee for use by GCOM in its business planning.

V.

ACKNOWLEDGMENT OF OWNERSHIP

5.1	Validity/Title. Licensee agrees it will not ever challenge the validity of the Property or this Agreement or assist any third party in doing so. Licensee acknowledges GCOM's right and title to the Property, and shall not contest such right and title, nor do or permit to be done any act or omission that will in any way impair the rights of GCOM with respect to such Property.

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5.2	Licensee's Use of the Property/No Co-Branding. Licensee will use the Property only in the manner specified by GCOM. All uses of the Property, including all goodwill that results therefrom, shall inure to the sole benefit of GCOM. Licensee shall not acquire any rights in the Property by virtue of any use it makes of the Property. Licensee has not and shall not attempt to register the Property alone or as part of its own trademark, nor shall Licensee use adopt as its own, or attempt to register any marks the same as or similar to the Property. Licensee is prohibited from registering or using the Property in any domain name or uniform resource locator (URL) address, and shall not use the Property as any part of its company name or any division thereof. Should GCOM grant a written exception to this prohibition then Licensee agrees to transfer such domain name to GCOM upon termination or expiration of this Agreement. Licensee shall not use the Property as part of any social media marketing without the advance express written permission of GCOM including but not limited to web sites involving user generated content, third party social networking sites (such as Facebook, Twitter, YouTube, etc.), or blogger outreach programs. Furthermore Licensee shall not use the Property on any business sign, business cards, stationery or forms. Licensee shall not use the name of GCOM (or any of its affiliates) in any advertising or other materials of any kind, including without limitation press releases, without GCOM's specific written consent (and GCOM may withhold such consent in its sole discretion). Licensee shall not use other brand names or branding elements with the Property on the Products and shall not otherwise associate other brands with the Property in any packaging, advertising promotional or display materials or otherwise, unless GCOM grants specific consent to do so in writing (and GCOM may withhold such consent in its sole discretion). Licensee shall, however, use its name in fine print on packaging to identify it as the manufacturer and/or distributor of the Products.

5.3	Trademark Ownership Notice. Licensee agrees to apply a proper notation on all Products tags, labels, package inserts containers packaging, advertising, promotional and display materials or the like containing the Property to acknowledge GCOM's ownership of the Property. Such notation shall be in the following form:

“[Applicable Property] is a trademark of General Mills, used under license.”

or in such other form as GCOM may instruct Licensee from time to time. In connection with all uses of the Property there shall be displayed an “®” adjacent to the mark for registered marks or a “™” for unregistered marks (or registered marks when used in a manner not covered by registration). Unless otherwise specifically authorized in advance in writing by GCOM all uses of the Property by Licensee shall also be accompanied by use of the appropriate generic reference for the Products.

5.4	Permanent Duplication of Property Directly on Products. Unless waived by GCOM in writing. Licensee further agrees each non-food Product will permanently display (i.e., molded. engraved, printed) the applicable Property, as deemed appropriate by GCOM.

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5.5	Intellectual Property Ownership. Any art work or other materials that include the Property as an element and that are conceived under or result from this Agreement, including but not limited to copyrighted materials and trademarks, trade names, service marks and service names or the like, whether developed by Licensee or on behalf of Licensee, shall be the exclusive property of GCOM and will be considered “works made for hire” to the extent permitted under United States Copyright laws. Licensee shall notify GCOM of any such property and execute such documents as may be required to assign any rights in and to such property to GCOM and/or enable GCOM to establish or enforce its rights in such property. If third parties who are not employees of Licensee living in the United States make or have made any contribution to the creation of a new work so that they might be deemed to be “authors” of the same as that term is used in present or future United States copyright statutes, Licensee agrees to obtain from such parties a comparable full assignment of rights so that the foregoing assignment by Licensee shall vest in GCOM full rights in the new work free of any claims, interests, or rights of third parties. For avoidance of doubt, the parties agree that nothing in this Section 5.5 is intended to transfer to GCOM any of Licensee's rights in its source code or software for the Products: this Section 5.5 is only intended to preserve in GCOM its ownership of its brands and associated graphics, including any variations in or modifications to those brands or graphics that might be created by Licensee.

5.6	New Designs. If Licensee desires to develop any different design for any mark, symbol, logo character, or other element that is included within the Property it shall first obtain GCOM's written approval. The cost and time for the production thereof shall be borne by Licensee. Any such design, notwithstanding the development or use by Licensee, shall be the exclusive property of GCOM, be considered a “work made for hire” to the extent permitted under United States Copyright laws, and be included in the Property licensed hereunder. Any use of such design shall inure to the sole benefit of GCOM. Licensee shall execute any documents required to assign such rights, including but not limited to any copyright, to GCOM. GCOM may register and protect any new designs in its own name as it deems necessary or appropriate.

5.7	Derivative Works. Licensee agrees to assign to GCOM (without cost to GCOM) its ownership rights in any derivative works of authorship based upon any element of the Property, together with all of its right, title and interest in and to the published and unpublished copyrights therein, and execute such documents of assignment as are reasonably necessary to perfect such ownership rights and copyrights in GCOM and enable GCOM where necessary or desirable to register and record the same.

5.8	Copyrights and Registrations. The authorization of GCOM to Licensee to make public distribution of the Products and advertising materials is expressly conditioned upon the following agreement of Licensee, and Licensee does hereby agree to place on all Products and on all advertising material a copyright notice or notices sufficient in size, legibility, form, location, number and permanency to comply with the United States Copyright laws in effect at the time of public distribution of the Products or advertising material, and also to comply with the copyright notice requirements of the Universal Copyright Convention then in effect. All copyright notices for the Products and advertising materials shall be in the following form:

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©20_ GENERAL MILLS

(GCOM will provide Licensee with the appropriate year date.)

or in such other form as GCOM may instruct Licensee from time to time. Licensee acknowledges that proper copyright notices must he permanently affixed to all Products and advertising material and to any separate portions of Products or advertising material that contain the Property subject to copyright protection and which are intended to be used separately by the purchaser or ultimate user. Licensee agrees that it will not, without the prior written consent of GCOM, affix to the Products or the advertising material a copyright notice in its name or the names of any other person firm or corporation.

Licensee agrees that it will not distribute or sell any Products or advertising materials in their possession custody or control that do not carry copyright notices meeting the requirements of this paragraph.

5.9	Modification of the Property. Licensee acknowledges that, from time to time and without notice to Licensee, it may be necessary or desirable for GCOM to modify certain elements of the Property used in connection with the Products (including changing the look or appearance of such elements), to add additional elements to the Property or to discontinue use of some or all of the elements. Accordingly, GCOM does not represent or warrant that the Property or any elements thereof will be maintained or used in any particular fashion. Any new elements or modifications to existing elements used by GCOM following the execution of this Agreement may be included in, or deleted from (as applicable), the Property at GCOM's discretion; Licensee agrees to comply with GCOM's written request to include such new or modified elements in. or delete such elements from the Property within a reasonable period of time from its receipt of such written request.

VI.

GOODWILL AND PROMOTIONAL VALUE

6.1	Goodwill. Licensee recognizes and acknowledges the great value of the goodwill associated with the Property and acknowledges that GCOM has devoted many years and large amounts of resources to develop a high reputation for both quality and consistency, for goods sold in connection with the Property. Licensee acknowledges that the Property and all rights therein and the goodwill pertaining thereto are legally enforceable and belong exclusively to GCOM. Licensee agrees that it shall not do anything that damages or reflects adversely upon GCOM, the Products, or the Property and in particular that Licensee shall use the Property only in connection with Products that have been approved and that meet GCOM's high standards for, among other things quality and consistency.

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6.2	GCOM’s Use of the Property. GCOM shall have the right, but shall not be under any obligation, to use the Property and/or the name of Licensee so as to give the Property Licensee GCOM and/or GCOM's products full and favorable prominence and publicity. GCOM shall have the right to do so without payment or obligation to Licensee. GCOM shall not be under any obligation whatsoever to continue using the Property in connection with its own products or services.

6.3	Licensee's Duty to Cease Use. Licensee acknowledges that its failure (except as otherwise provided herein, including specifically Section 12.11) to cease the manufacture, sale, or distribution of Products utilizing the Property covered by this Agreement on the termination or expiration of this Agreement will result in immediate and irremediable damage to GCOM and to the rights of any subsequent licensee. Licensee acknowledges and admits there is no adequate remedy at law for such failure to cease manufacture, sale, or distribution, and Licensee agrees that in the event of such failure, GCOM shall be entitled to equitable relief by way of temporary and permanent injunctions and such other and further relief as any court with jurisdiction may deem just and proper.

VII.

PROPERTY PROTECTION

7.1	Compliance with Law. In manufacturing, selling, promoting and marketing Products using the Property Licensee shall comply in all respects with the provisions of the federal, state, and local laws and regulations of the United States and of the laws and regulations of any other countries in the Licensed Territory.

7.2	Licensee's Reasonable Assistance to GCOM/Litigation. Licensee agrees to reasonably assist GCOM in protecting GCOM's rights to the Property including (but not limited to) reporting to GCOM any infringement or imitation of the Property it becomes aware of. GCOM is under no obligation to take any action and shall have the sole right to determine whether to institute litigation with respect to such infringements, as well as the sole right to select counsel. GCOM at its sole expense may commence or prosecute any claims or suits for infringement of the Property in its own name or the name of Licensee or join Licensee as a party thereto. GCOM shall he entitled to keep the entire amount of any recovery therefrom. If OCOM brings an action against any infringer of the Property, Licensee shall cooperate with GCOM and lend whatever assistance is necessary, subject to being reimbursed for its reasonable out-of-pocket expenses incurred at GCOM's request. If GCOM decides not to pursue such litigation, it may authorize Licensee in writing, to commence such litigation under GCOM's direction and control, in which event Licensee shall he solely responsible for the costs of such litigation and shall be entitled to keep any recovery therefrom. Licensee shall not initiate suit or take any other action on account of any such infringement or imitation without first obtaining the written consent of GCOM to do so.

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7.3	Third-Party Infringement Claims. If claims are made against GCOM or Licensee with respect to use of the Property in connection with Products, then GCOM and Licensee agree to consult with each other on a suitable course of action. In no event shall Licensee have the right, without the prior consent of GCOM, to acknowledge the validity of the claim of such party to obtain or seek a license from such party, or to take any other action that might impair the ability of GCOM to contest the claim of such party. GCOM shall have the right to participate fully at its own expense in the defense of any claims or suit instituted against Licensee with respect to the use by Licensee of the Property.

Licensee agrees to make reasonable modifications requested by UCOM in Licensee's use of the Property or to discontinue the use of the Property on the Products which are involved, if GCOM, in its sole discretion, reasonably exercised, determines such action is necessary to resolve or settle a claim or suit or to eliminate or reduce the threat of a claim or suit by any party. In such event, if there is a material negative effect on Licensee's business as a result of such discontinuance, the parties agree to negotiate in good faith an appropriate adjustment to the applicable business terms (including Minimum Guarantees) of this Agreement.

VIII.

INDEMNIFICATION AND INSURANCE

8.1	Indemnification by Licensee. Licensee agrees to hold harmless. defend, and indemnify GCOM (and its parent, subsidiary, associated and affiliated companies, including each of their respective officers, directors, agents and employees) against any and all claims of liability, demands, ,judgments or causes of action, damages and losses, and costs and expenses related thereto (including but not limited to reasonable attorney’s fees and costs which may include, without limitation, an allocation for in-house counsel), arising out of the manufacture, distribution, use, sale, marketing or consumption of the Products. Such indemnification shall further extend without limitation, to Licensee's failure to comply with the terms of this Agreement and Licensee's unauthorized use of any trademark copyrighted work, patent, process, idea, method or device, as well as any claims for unfair trade practice, false advertising, trademark infringement, violation of rights of publicity, or the like in connection with the manufacture distribution use sale or marketing of the Products. This indemnification shall continue beyond the termination or expiration of this Agreement.

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8.2	Representation by GCOM. GCOM has used the Property in connection with certain food products. Licensee, having expertise in the industry relating to the Products, is in a position to evaluate the availability of the Property for use in connection with Products. Therefore, GCOM makes no warranties or representations as to the availability of the Property for use in connection with the Products and shall not be liable to Licensee in connection with any claims that the use of the Property on or in connection with the Products infringes any intellectual property right of any third party including without limitation any trademark or copyright rights, or otherwise constitutes unfair competition.

8.3	Insurance. Licensee shall acquire and maintain at its sole cost and expense throughout the Term and any Renewal Term of this Agreement comprehensive commercial general liability insurance including products liability advertisers liability and contractual liability, (hereinafter referred to as “Liability Insurance”), underwritten by an insurance company with an AM Best rating of A or better reasonably acceptable to GCOM and qualified to do business in the Licensed Territory. This insurance coverage shall provide protection throughout the Licensed Territory of not less than the amount set forth on Exhibit I, combined single limit for personal injury, advertising injury, bodily injury and property damage (on a per occurrence basis) with GCOM, its parent, subsidiary, associated and affiliated companies, including each of their respective officers, directors, agents and employees (collectively “GCOM Insureds”) identified as additional insured parties and shall provide adequate protection for Licensee and GCOM Insureds against any and all claims, demands, causes of action or damages, including attorney's fees arising out of this Agreement, including but not limited to any alleged defects in the Products or any use thereof. Such Liability Insurance shall be maintained on an occurrence basis. If during the Term or any Renewal Term, the Product failure rate or insured claims experience indicates to GCOM, in its sole discretion reasonably exercised, that there is a likelihood that claims relating to the Products will be made beyond the Term or any Renewal Term, then GCOM may require Licensee upon termination or expiration of this Agreement to purchase discontinued products coverage for the remaining useful life of Products manufactured under this Agreement. Should Licensee refuse or delay more than 30 days from a request from GCOM to obtain such discontinued products coverage, then GCOM may purchase such coverage at market rates and charge Licensee for the cost of such coverage plus an additional 20% to cover GCOM's administrative costs. The terms of this section and the ensuing section on certificates of insurance, insofar as they relate to discontinued products insurance, shall continue beyond the termination or expiration of this Agreement. Licensee's policies shall be primary and non-contributory to any insurance maintained by GCOM with respect to Licensee's liability under this Agreement. Licensee waives all rights against GCOM Insureds for recovery of damages to the extent these damages are covered by the insurance described above.

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8.4	Certificate of Insurance. Licensee shall furnish to GCOM certificates issued by the insurance company setting forth the amount of Liability Insurance (or discontinued products coverage, as the case may be), the policy number the date of expiration and a provision that GCOM shall receive thirty (30) days written notice prior to termination, reduction, or modification of the coverage. The certificates shall name as additional insureds GCOM, its parent, subsidiary, associated and affiliated companies. including each of their respective officers, directors, agents and employees and shall state that coverage is primary and non-contributory and include a waiver of subrogation as required in Section 8.3 above. Licensee's purchase and maintenance of the Liability Insurance (or discontinued products coverage) or furnishing of the certificate of insurance shall neither limit Licensee's liability under this Agreement nor relieve Licensee of any of its obligations or liabilities under this Agreement.

IX.

QUALITY CONTROL

9.1	Quality Standards.

(a) High Quality/Legal Compliance. The Products shall be of consistent high quality, shall meet or exceed any and all government standards, regulations, guidelines, manufacturing codes, rules, laws or the like dealing with or applicable to the Products, and shall neither be manufactured from flammable explosive, toxic or otherwise inherently dangerous materials or substance nor designed so as to constitute any inherent danger to the consumer. Without limiting the foregoing, if the Products consist of or include food, then Licensee warrants that the Products and their manufacture will comply in all respects with the Federal Food, Drug and Cosmetic Act of 1938, and all acts amending or supplementing the same (including, without limitation, the Food Additives Amendment of 1958) and all regulations promulgated thereunder, and with the pure food and drug laws of each and all of the states of the United States and its territories and possessions, whether now in force or hereafter enacted, and shall not be adulterated or misbranded within the meaning of said acts or laws or be articles prohibited from introduction into interstate commerce under the provisions Section 404 or 505 of the said Federal Food Drug and Cosmetic Act are not and do not contain a misbranded or banned hazardous substance, and do not require a warning statement pursuant to the State of California's “Proposition 65” law and any regulation promulgated thereunder. Further, Licensee agrees that the Products shall be of a standard of quality at least as high as that of the samples (if any) initially made available for GCOM's inspection prior to the execution date of this Agreement so as to be suited to the protection and enhancement of the Property and the goodwill pertaining thereto. GCOM's approval of any Products, packaging advertising or any other materials under any provision of this Agreement does not constitute an opinion as to the legal adequacy of Licensee's activities or the compliance of the Products with relevant law. If so requested by GCOM Licensee shall furnish to GCOM a legal opinion of such legal adequacy and/or compliance with relevant law.

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(b) Manufacturing/Product Specifications. The Products shall be manufactured in accordance with Licensee's and (at GCOM's option) GCOM'S manufacturing specifications protocol safety and quality standards (“Manufacturing/Product Specifications”). Licensee shall submit its Manufacturing/Product Specifications to GCOM upon GCOM's request and the same shall be subject to GCOM's written approval and once approved shall along with GCOM'S specifications and standards (if any) be deemed to be a part of this Agreement. GCOM may amend such Manufacturing/Product Specifications from time to time and will provide Licensee with reasonable notice of such changes so that the Products can be adjusted to meet such changed quality standards if required. Licensee's Manufacturing/Product Specifications shall include at least the following information (and such other information as GCOM reasonably requests regarding particular Products):

(1)	For non-food Products (including non-food components of Products that include food items): a description of the materials used in the Products the materials' dimensional tolerances, performance and durability requirements specifications that enable the materials to meet governmental regulatory requirements (if any) and such other appropriate information that will accurately describe the Products and their expected performance during use by the consumer.

(2)	For food Products (including food components of Products that include non-food items): a list of ingredients (including potential allergens), nutritional information, specifications that enable the Products to meet any applicable governmental standard of identity or other regulatory requirements, and such other appropriate information that will accurately describe the Products and their expected or claimed characteristics.

(3)	For all Products: a quality assurance plan (including specifically with respect to food Products an allergen control program) that is used to assure the continuing acceptable quality of the Products. The plan shall include a description of the quality controls observed in the Products' manufacture, and the procedures followed to audit and verify continued quality and conformance to specifications of the Products. as well as applicable laws and regulations.

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The Manufacturing/Product Specifications shall be provided to Licensee's suppliers and permitted manufacturers and co-packers of the Products and Licensee shall require its suppliers and permitted manufacturers and co-packers to meet the same.

(c) GMP/Notice of Deficiencies. If the Products consist of food or include food components then, without limiting any other obligations set forth elsewhere in this Agreement, Licensee specifically agrees and warrants that it does and will comply with all good manufacturing and storage practices and all laws and regulations having application to the production, storage and sale of food products. Upon request Licensee shall provide to GCOM written certification that its Products meet all applicable specifications required by law, industry standards, and applicable federal, state and local regulatory bodies. Licensee shall promptly notify GCOM of any significant deficiencies (including without limitation detection of the presence of any food pathogens or unlabeled allergens in Products or a Products production facility) noted during any inspection of a Products production facility, including such inspections conducted by the United States Food and Drug Administration, the United States Department of Health, or any other legally authorized federal, state or local regulatory agency, or by Licensee or any third party testing or inspection agency. Upon reasonable notice GCOM shall be permitted to review copies of any inspection reports resulting from any such inspectors.

(d) Inspections. GCOM shall have the right to inspect Licensee's manufacturing and storage facilities and the manufacturing and storage facilities of Licensee's permitted manufacturer(s) and co-packers at any time upon reasonable prior notice to assure Licensee's compliance with this Article IX. An employee of Licensee shall he permitted to accompany GCOM's representatives at all times during the inspection. GCOM's representatives shall comply with all reasonable health, confidentiality and safety procedures in effect at the facility being inspected. Licensee shall not commence production of any food Products in any facility (including facilities of co-packers) prior to an initial inspection of such facility by GCOM unless such initial inspection is specifically waived by GCOM in writing upon request by GCOM, no more than once per year (unless further inspections are warranted because of concerns identified in a prior inspection). GCOM may require Licensee to conduct, at Licensee's expense, an inspection of each of Licensee's facilities at which food Products are produced (and those facilities of its permitted manufacturers and co-packers) by an independent inspection agency selected from a list of GCOM approved inspectors. Licensee shall provide a copy of such inspector's findings, and Licensee (and its permitted manufacturers and co-packers) shall promptly correct any deficiencies detected in any inspections.

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(e) Food Manufacturers/Co-Packers. Licensee shall not have any food Products manufactured or co-packed by any third party without (1) obtaining written agreement of such manufacturer or co-packer to abide by the requirements set forth in this Article IX and (2) obtaining the prior written consent of GCOM (a condition of which will normally include an initial inspection of all facilities at which food Products will be produced and stored). Without limiting any other obligations set forth elsewhere in this Agreement, specifically with respect to food Products, Licensee acknowledges its obligation to give prior written notice to and to obtain prior written consent from GCOM for any change in production location, any change in ingredients or formulation, and any change to labeling.

(f) Certification of Compliance. If requested by GCOM. Licensee shall submit to GCOM, within fifteen (15) days of receipt of such request written documentation that Licensee and its permitted manufacturers, co-packers and suppliers of the Products are conforming to the quality control standards set forth in this Article IX.

9.2	Submission of Samples/Testing. Licensee agrees to submit without any cost to GCOM prototypes, pre-production samples, and an agreed upon number (see Exhibit I hereto) of final production samples of each variation of the Products, as well as initial samples of subsequent production runs if such production run(s) vary in any material manner from prior runs, for GCOM's inspection testing analysis and written approval prior to any sale or shipment of Products. If requested by GCOM, such samples (together with the Manufacturing/Product Specifications) shall be submitted by Licensee to an independent laboratory or other test facility approved in writing by GCOM or, at GCOM's option and direction, to GCOM's quality control/test facility for such inspection, testing, analysis, and approval prior to any sale or shipment of Products. All costs associated with such inspection, testing, and analysis shall be borne by Licensee except for those costs associated with tests and inspections at GCOM's own facilities, and the results of such inspection testing, and analysis shall be submitted to GCOM for its approval from time to time upon GCOM's request. Licensee shall also provide a reasonable number of samples of Products to GCOM in accordance with this paragraph during the Term and any Renewal Term, with such additional test results as GCOM may require, for purposes of product review and quality control. In addition, for food products, if requested by GCOM, Licensee agrees to provide a reasonable number of productions samples of Products to a testing laboratory designated by (GCOM (including Medallion Laboratories, an affiliate of GCOM, or another third party laboratory of GCOM's selection), to confirm Licensee's compliance with this Agreement and with any product or nutritional claims made by Licensee: the cost for such tests, so long as such cost is reasonable, shall be borne by Licensee, but no more than once per year unless an irregularity is discovered which warrants follow-up testing.

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9.3	GCOM's Approval of Samples. GCOM shall use reasonable efforts to express its written approval or disapproval within thirty (30) days of its receipt of samples of' the Products. Any Products not specifically approved shall be deemed disapproved. If GCOM does not approve such Products the reasons for disapproval will be explained to Licensee. After samples have been approved pursuant to this paragraph, Licensee shall not depart therefrom in any material respect without GCOM's prior written consent. GCOM shall not withdraw its approval of the approved samples except for good cause. Good cause shall include, but not be limited to, GCOM's discovery of Licensee's failure to provide material information during the submission process which information in GCOM's reasonable judgment would have caused GCOM to not have granted approval. Note with respect to production samples: Before selling or distributing any Products, GCOM must approve, in writing, the actual production samples referred to above. If such samples do not conform in all respects to the Product as approved or if the quality of such sample does not meet the requirements of this Article IX, GCOM shall notify Licensee and such article shall not be considered an approved Product, and all such articles shall be promptly destroyed. The rights granted under this Agreement do not permit the sale of “seconds or “irregulars.” All submissions or samples not approved by GCOM shall promptly be destroyed by Licensee. Licensee shall advise GCOM regarding the time and place of such destruction (in sufficient time to arrange for a GCOM representative to witness such destruction, if GCOM so desires) and such destruction shall be attested to in a certificate signed by one of Licensee's officers and submitted to GCOM within fifteen (15) days of the date on which the sample was not approved.

9.4	Packaging Sales & Promotional Material Standards and Approval. Licensee shall adhere to GCOM's graphic and packaging standards and guidelines in its use of the Property. Licensee shall submit to GCOM, for its prior written approval, all new tags, labels, package inserts, containers, packaging. advertising, web sites, social media marketing, promotional material, press releases, displays, sales materials or the like containing or referring to the Property, which approval shall not be unreasonably withheld or delayed. GCOM shall use reasonable efforts to express its written approval or disapproval within thirty (30) days of its receipt of such items. Any materials not specifically approved shall be deemed disapproved. If GCOM does not approve any such items, the reasons for disapproval will he explained to Licensee. Licensee shall not use telemarketing or mass unsolicited e-mail campaigns without express permission from GCOM and Licensee must obtain approval of all scripts and language for such activities from GCOM.

9.5	Licensee Sampling and Testing. Licensee shall maintain an on-going sampling and testing program to assure that no Product deviates from the Manufacturing/Product Specifications or from the initial production samples submitted to and approved by GCOM or from any of the other requirements set forth in this Article IX. Licensee shall not sell or ship any Products that deviate from such specifications, samples or requirements. Without limiting the foregoing, Licensee shall inspect, sample, analyze and test all ingredients of food Products prior to use of such ingredients in producing Products to assure such compliance, and shall not use any ingredients that are not in compliance. Licensee shall maintain records for its sampling and testing program, including detected deviations and corrective steps taken. Licensee shall provide copies of such records to GCOM upon request.

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9.6	Quality Records. Licensee shall maintain true accurate and complete records in respect of the Manufacturing/Product Specifications in respect of Product production, packaging storage quality, safety sampling, testing and shipment hereunder, and in respect of any inspections (including corrective actions taken as a result of such inspections) of facilities at which Products are produced or stored (collectively “Quality Records”). During any inspection or audit by GCOM and at other times at GCOM's request during the Term and for at least three years after termination of this Agreement, Licensee shall permit GCOM's representative to inspect the Quality Records. Licensee shall maintain the Quality Records for at least three years after the termination of this Agreement.

9.7	Conduct of Licensee's Business. In conducting its business, including but not limited to the sale of Products under this Agreement, Licensee shall comply with all applicable federal state, and local laws and regulations including, without limitation Federal Trade Commission Mail or Telephone Order Merchandise Rule. 16 CFR Part 435 and the laws and regulations of any other countries in the Licensed Territory (the “Laws”), as well as accepted industry practices guidelines and standards including, without limitation payment card information data security standards (the “Industry Standards”) including, but not limited to, those Laws and Industry Standards applicable to advertising, sales, consumer privacy, internet data collection, accounting, corporate governance, equal employment opportunity and affirmative action and privacy policies. Without limiting the foregoing, Licensee expressly agrees that it will not sell, loan, give, license, barter, or otherwise disclose to any third party the credit card information of any consumer or customer and it will not sell, loan, give, license, barter, or otherwise disclose to any third party the names and contact information of any consumers or customers without obtaining express permission to do so from each such consumer and customer (such permission may be obtained through an appropriate “opt-in” mechanism, but not through “opt-out” mechanisms).

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9.8	Consumer Inquiries. Licensee will at its sole cost handle all product warranty and guarantee/satisfaction issues, response and compliance requirements, as well as all consumer inquiries or complaints (collectively “Consumer Inquiries”) relating to any of the Products. GCOM shall promptly forward to Licensee for handling any such Consumer Inquiries that GCOM receives. Licensee shall keep records of all Consumer Inquiries and shall put in place a quality assurance plan for detecting and tracking quality problems reported to it by consumers. If Licensee detects consistent consumer quality complaints with respect to a particular Product Licensee shall promptly report such to GCOM. Upon request by GCOM, Licensee shall advise GCOM in writing of the manner in which it handled a particular Consumer Inquiry. If Licensee learns of any consumer injury or alleged injury relating to a Product, Licensee shall notify GCOM within one calendar day of all pertinent details relating to such injury. Licensee shall provide GCOM with a quarterly report (submitted with its royalty reports) containing a summary of all Consumer Inquiries Licensee handled during such quarter and, at GCOM's request, shall provide all data about particular inquiries or groups of inquiries. The provisions of this Section 9.8 shall survive termination or expiration of this Agreement, provided however, that after termination or expiration quarterly reports on Consumer Inquiries need only be provided for quarters in which actual Consumer Inquiries were handled.

9.9	Contact Information/Phone Numbers. Licensee shall print on all packaging for all Products contact information identifying itself as the manufacturer or distributor (as the case may be) of the Products including at least its name, address and a phone number at which consumers may contact it with Consumer Inquiries. If during or after the Term of this Agreement Licensee utilizes a particular telephone number or domain name for receiving Consumer Inquiries and Licensee decides to discontinue the use of such telephone number or domain name, before releasing its rights to such telephone number or domain name licensee shall give GCOM 30 days written notice of its intent to release such phone number or domain name and GCOM shall have the option of acquiring the phone number or domain name. If GCOM exercises such option the costs for maintenance of such number or domain name shall thereafter be borne by GCOM.

9.10	Product Recall. Licensee shall immediately advise GCOM of any product recall considerations or deliberations and provide GCOM with the right to attend and have input into such deliberations. GCOM shall also have the ability to declare a recall of any Products if it determines in good faith after consulting with Licensee that any recall of such Products is necessary for any reason of public health, safety, welfare, or damage to reputation or goodwill. Licensee shall bear any and all costs related to any recall of Products using the Property whether voluntary or required by government or GCOM. Licensee shall have in place a comprehensive lot tracking program starting with raw materials and carrying through to final retail distribution, to ensure recall effectiveness.

9.11	Labor Standards. GCOM is committed to ethical and responsible conduct in every aspect of its business and in every location where it operates. GCOM therefore requires its licensees to operate in a similar manner. Accordingly, Licensee agrees that:

(1)	It and its vendors of Products will set working hours, conditions, wages and overtime pay that are in compliance with governing laws of the countries in which it operates.

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(2)	Workers employed by Licensee and its vendors of Products must be paid at least the minimum legal wage required in the country where the worker is employed.

(3)	No one will be employed by Licensee or its vendors in a facility that makes Products who is younger than the older of:

a. age 15 (or 14 where local law allows), or

b. the local age for attending compulsory education.

(4)	Licensee and its vendors of Products will not use forced or prison labor of any kind or employ corporal punishment, threats of violence or other forms of physical abuse, nor will they work with any vendor, licensee or contract manufacturer who does.

(5)	Licensee agrees to (a) comply with all applicable laws and regulations of the respective countries in which it operates and with the terms of this labor standards policy (b) maintain appropriate documentation thereof and, (c) when requested, provide written certification of such compliance to GCOM.

(6)	GCOM shall have the right to inspect Licensee's facilities and the facilities of Licensee's manufacturer(s) and/or warehouse(s) at any time with or without prior notice to assure Licensee's compliance with this paragraph.

9.12	Compliance. In view of the great value of the goodwill associated with the Property, the heightened risk to the Property and to GCOM arising from any failure by Licensee to comply with the foregoing quality control requirements or the limitations of this license as set forth in Section 1.1, and the administrative expense to GCOM of dealing with such non-compliance issues, if Licensee fails to comply with the limitations of Section 1.1 or any of the provisions of Article VI or this Article IX then, in addition to GCOM's other remedies under this Agreement and applicable law, GCOM may give Licensee written notice of such failure (a Non-compliance Notice”). If Licensee does not cure such failure within 30 days of such Non-compliance Notice then the royalty rate set forth in Section 7 of Exhibit I shall automatically be increased by multiplying it by a factor of 2.5. This higher royalty rate shall be in effect for all sales and shipments occurring more than 30 days after the date of the Non-compliance Notice until Licensee cures the failure specified in the Non-compliance Notice to GCOM's reasonable satisfaction. GCOM's approval of a particular Product (or packaging, advertising, etc.) shall not constitute a waiver or cure of the Non-compliance Notice unless expressly so stated in writing. In the case of non-compliance with the prior approval provisions of Section 9.2 - 9.4 (i.e., shipment or sale of a Product without prior GCOM approval), in addition to GCOM's other remedies under this Agreement and applicable law the royalty rate shall be 2.5 times the royalty rate set forth in Section 7 of Exhibit I for all Products sold or shipped without prior GCOM approval of the Product. In the case of non-compliance with the territory limitations of Section 1.1 (i.e., sale or delivery of Products outside the Licensed Territory or to a customer whom Licensee has reason to know will sell or deliver the Products outside the Licensed Territory), in addition to GCOM's other remedies under this Agreement and applicable law the royalty rate shall be 2.5 times the royalty rate set forth in Section 7 of Exhibit I for all Products sold or shipped outside the Licensed Territory and/or to such customer.

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X.

NON-ASSIGNMENT/CHANGE IN CONTROLLING INTEREST

10.2	Non-Assignment. This Agreement and all rights and obligations hereunder are personal to Licensee and may not be assigned, mortgaged, sold, sublicensed or otherwise encumbered by Licensee, by operation of law, or by a sale, merger or acquisition which results in a change in the controlling ownership interest of Licensee without the prior express written consent of GCOM. No such purported transfer shall be effective against GCOM.

10.2	GCOM may assign this Agreement and shall furnish written notice of assignment to Licensee.

XI.

DISTRIBUTION

11.1	Continuous Distribution. Licensee agrees that during the Term and any Renewal Term of this Agreement it will diligently, continuously, and aggressively promote the sale and distribution of the Products, and will make and maintain adequate arrangements for the distribution of the Products.

11.2	Competitive Pricing. Licensee shall sell and distribute the Products utilizing the Property only as authorized herein, and shall sell and distribute the Products covered by this Agreement at a competitive price subject to applicable laws, not on an approval or consignment basis, and not in a way that could materially damage the Property or reputation of GCOM without first obtaining the prior written approval of GCOM.

11.3	Sales to GCOM. If GCOM wishes to purchase the Products using the Property from Licensee, Licensee agrees to sell such Products to GCOM at a price at least as low as its lowest wholesale price for substantially the same quantities of Products using the Property.

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XII.

TERMINATION

12.1	Notice of Termination and Cure Periods. If Licensee breaches any of the terms or conditions of this Agreement (other than as provided herein), in addition to its other rights or remedies GCOM shall have the right to terminate this Agreement by sending Licensee written notice specifying the nature of the breach, provided that Licensee fails to cure such breach within thirty (30) days from the date of such notice. Such termination shall be effective automatically upon the expiration of such thirty-day period. GCOM's failure to terminate this Agreement for any such breach shall not constitute or be construed as waiver or acquiescence and GCOM expressly reserves the right to subsequently terminate this Agreement for the same or any other breach, either of the same or different character.

12.2	Termination for Non-use. GCOM may immediately terminate this Agreement as to (a) any product within the definition of Products that Licensee is not actively engaged in manufacturing and/or offering for sale using the Property or (b) any property within the definition of Property Licensee is not actively using in connection with the Products, for any ten (10) consecutive months after the Effective Date of this Agreement, or if Licensee fails or refuses to comply with the continuous distribution provisions of this Agreement. In the event that the nonuse contemplated by this paragraph does not apply to all of the countries included in the Licensed Territory, GCOM may elect to terminate this Agreement only as to the specific Property and/or Products in the countries where such nonuse is occurring.

12.3	Termination for Improper Assignment. GCOM may immediately terminate this Agreement if Licensee breaches the non-assignment or change in controlling interest provisions of this Agreement.

12.4	Material Misrepresentation. GCOM may immediately terminate this Agreement if Licensee has made a material misrepresentation to GCOM or its agents or has omitted a material fact necessary to make statements made to GCOM or its agents not misleading.

12.5	Sales Outside of Licensed Territory. GCOM may immediately terminate this Agreement if Licensee knowingly sells or delivers Products outside the Licensed Territory or knowingly sells Products to a third party for delivery outside the Licensed Territory.

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12.6	Sales of Unapproved Products. GCOM may immediately terminate this Agreement if Licensee knowingly sells or delivers Products that have not been approved by GCOM, or sells or delivers Products that create a risk of harm to public health or safety.

12.7	Insolvency/Recall. If Licensee becomes insolvent, or is unable to pay its debts as they become due in the ordinary course of business, or if it makes an assignment for the benefit of its creditor(s) or an arrangement pursuant to any bankruptcy law, or if Licensee discontinues all or a significant portion of its business, or if a receiver is appointed for it or its business, or if it sells its business through a bulk sale, or if any of the Products are recalled for any reason, or if Licensee files a petition in bankruptcy, or is adjudicated a bankrupt, or if a petition in bankruptcy is filed against Licensee, then this Agreement may be terminated immediately by GCOM upon written notice to Licensee. From time to time upon request from GCOM Licensee shall provide current financial statements to GCOM.

12.8	Cessation of Rights. Upon expiration or termination of this license, all rights granted to Licensee hereunder shall cease and, subject to Licensee's sell-off rights set forth below. Licensee shall refrain from further use of the Property or anything confusingly similar to the Property in connection with the manufacture, sale or distribution of Licensees Products.

12.9	Other Rights Not Prejudiced. Termination of this Agreement under the provisions of this Article XII shall (1) not relieve Licensee from its financial obligations to GCOM including, without limitations its obligations to pay any unpaid portions of the Minimum Guarantee, the Advance, or any Earned Royalty and (2) be without prejudice to any rights that GCOM may otherwise have against Licensee.

12.10	Payment of Royalties. Upon termination or expiration of this Agreement any unpaid portion of the Minimum Guarantee or Advance shall become immediately due and payable, and all royalties theretofore earned shall also become immediately due and payable. Licensee shall deliver, as soon as practicable, but not later than thirty (30) days following termination or expiration of this Agreement, a statement and payment pursuant to Section 4.1 above covering the time period since the end of the previous calendar quarter, and such payment shall include payment of any unpaid portion of the Minimum Guarantee or Advance. The statement shall show the number and description of Products on hand or in process. GCOM shall have the right to take a physical inventory count to ascertain or verify such inventory and statement and failure of Licensee to submit to such physical inventory count by GCOM shall forfeit Licensee's right to dispose of such inventory, GCOM retaining all other legal and equitable rights GCOM may have under such circumstances.

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12.11	Sell-off Period. Upon termination or expiration of this Agreement Licensee shall immediately cease the manufacture of the Products using the Property. Licensee shall have three (3) months (if such Products conform to GCOM's quality standards as set forth in this Agreement) within which to dispose of any existing inventory of such Products on a non-exclusive basis; thereafter, Licensee shall immediately discontinue the use of the Property on such Products. Any such sell-off shall be in the ordinary course of business, and may not be to any company affiliated with Licensee, or to any liquidator, overstock store, fire-sale channel or bulk buyer for purposes of resale unless expressly approved by GCOM in advance in writing. Termination under Section 12.1, 12.6 or 12.7 shall preclude the sell-off of inventory as otherwise allowed hereunder. Sales under this paragraph shall require the payment of royalties. All other duties and obligations of Licensee under this Agreement shall remain in force during the sell-off period. Within ten (10) days after the conclusion of the sell-off period, (or within ten (10) days after termination or expiration of this Agreement, if Licensee is precluded from selling off inventory hereunder), Licensee shall provide GCOM with a letter confirming depletion or destruction of the inventory of the Products (and destruction of any residual materials bearing the Property, such as unfinished products, unused packaging, advertising materials, and the like), and a final royalty statement and payment for sales during the sell-off period.

12.12	Technical Materials. Upon termination of this Agreement or Licensee's right to sell-off, if any, Licensee shall furnish to GCOM a written inventory and the cost (as hereinafter described), physical location and physical condition of all artwork, graphics, photos, prints, films, silk screens, designs, plans, plates and other technical materials whatsoever in its possession or under its control used by it in the development, manufacture and/or production of Products (hereinafter referred to as “Technical Materials”). Such inventory shall also set forth Licensee's cost of each element thereof. Cost as used herein shall mean the actual individual out-of-pocket to Licensee. GCOM shall have the right (but not the obligation), for a period of 90 days following the delivery to GCOM of the inventory of such Technical Materials, to purchase from Licensee at its cost all or any remaining elements in Licensee's inventory of Technical Materials. If GCOM elects to purchase all or any elements of such Technical Materials, Licensee shall within 30 days after GCOM shall have paid therefor deliver to GCOM or its designee the element(s) of such Technical Materials so purchased by it. If GCOM elects not to purchase any such Technical Materials, Licensee shall take all or any actions required to ensure that such Technical Materials are destroyed and shall give to GCOM evidence satisfactory to it of such actions.

12.13	If in GCOM's sole discretion reasonably exercised, continued use of the Property in connection with the Products becomes inconsistent with GCOM's positioning of the Property (e.g., due to evolution of guidelines for marketing to children, governmental regulation, adverse publicity, etc.). GCOM shall have the right to terminate the Agreement upon sixty (60) days advance written notice to Licensee, provided, however, that Licensee shall enjoy the sell-off rights set forth in Section 12.11 hereof.

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XIII.

MISCELLANEOUS

13.1	Manufacturers/Importers. Licensee shall provide GCOM with a list of the names and addresses of its manufacturers and will notify GCOM of any change in manufacturer. From time to time, GCOM may request that Licensee provide the names and addresses of its technical product designers raw materials suppliers and/or authorized importers of the Products and Licensee agrees to provide the same upon such request.

13.2	Confidentiality. During the Term (and any Renewal Term) the parties may disclose to each other information that may include confidential information which the disclosing party may desire to maintain confidential from third parties. The parties respectively agree therefore to make reasonable efforts to preserve the confidentiality of all such information. Either party may, however, disclose such information (a) if that party can show the particular item of information is available to the public or becomes available to the public through no act or failure to act of such party; (b) if disclosure is required by any applicable government agency. regulation or statute; (c) to enforce its rights legally under this Agreement in a court of competent jurisdiction; (d) if prior written consent is obtained from the other party; or (e) if that party can show the particular item of' information was previously known by that party or acquired from a third party without breach of an obligation of confidentiality. The parties shall treat the economic terms of this Agreement (royalty rates, advances, and minimum guarantees) as confidential information under this paragraph, but not other terms such as the existence of this Agreement and the expiration date or early termination of this Agreement. Moreover, GCOM, in its discretion may disclose the economic terms of this Agreement to its agencies, advisors, other GCOM licensees or potential licensees GCOM customers or potential customers, as well as other parties with whom GCOM has or is contemplating a contractual relationship

13.3	Law, Jurisdiction, Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the state of Minnesota. The parties hereto agree to submit to exclusive jurisdiction in the state of Minnesota, and further agree that any court proceeding relating to any controversy arising under this Agreement shall be in the state or federal courts located in Hennepin County in the state of Minnesota. The parties hereby agree to waive their respective right to a jury trial of any claim or cause of action based upon or arising out of this Agreement.

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13.4	Active Agreement/No Modification. This is the active and complete agreement between the parties with respect to the matters referred to herein, and cancels and supersedes all prior written or oral agreements between the parties. All exhibits referenced herein are incorporated as part of the Agreement. This Agreement may be amended or modified only by a writing signed by both parties. Notwithstanding the foregoing GCOM may (but shall not be obligated to) provide Licensee with electronic access to GCOM's Electronic Licensing Information System or other similar services, and in connection with such access Licensee may be asked to enter into an end user license agreement or other similar agreement (collectively “EULA”) relating to the use of such system or services (and Licensee may already have entered into a EULA) and any such EULA shall not be cancelled or superseded by this Agreement.

13.5	Captions. The headings and captions in this Agreement are for convenience only and they shall not be used to interpret or construe any substantive portions of the Agreement.

13.6	Notice. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given when received, if personally delivered or delivered by facsimile or by overnight courier, or when deposited, if placed in the U.S. mails for delivery by first class mail, postage prepaid and addressed to the appropriate party at the addresses set forth below. Addresses may be changed by written notice given pursuant to the provisions of this paragraph: however; any such notice shall not be effective, if mailed, until three (3) working days after depositing in the U.S. mails or when actually received, whichever occurs first:

To GCOM:

Gcom Enterprises, Inc.

Number One General Mills Boulevard Minneapolis, MN 55426

Attention: Manager, Licensing

To Licensee:

At the address set forth on Exhibit I

13.7	GCOM's Authorized Representative. Other than the payment of royalties, advances and guarantees, which shall be paid directly to GCOM, wherever Licensee is directed to furnish or supply to or otherwise take some action or perform some obligation in respect of GCOM in this Agreement, the term “GCOM” shall he deemed to include “or GCOM's authorized representative” unless written advice to the contrary is received from GCOM.

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13.8	Notification of Insolvency. Licensee agrees to promptly notify GCOM in writing in the event of insolvency, bankruptcy (whether voluntary or involuntary), the appointment of a receiver, an assignment for the benefit of its creditors discontinuance of all or part of its business, sale of its assets through a bulk sale, or an inability to pay its debts as they become due in the ordinary course of business.

13.9	Relationship of the Parties. Nothing in this Agreement shall be construed to create or constitute a partnership, joint venture, or any other agency or employment relationship between the parties hereto. Neither party is authorized to enter into any agreement on behalf of, assume any obligation for, or otherwise bind the other party financially or otherwise; nor is either party responsible for the obligations of the other party, including but not limited to obligations to the other's own employees, their wage/salaries benefits, vacation pay and the like.

13.10	Set Off Licensee shall have no right to set off any moneys owed Licensee from (GCOM against any moneys owed by Licensee to GCOM hereunder.

13.11	No Offer. Submission of this Agreement to Licensee does not constitute an offer to license. This Agreement shall become effective only upon its execution by GCOM.

13.12	Waiver. GCOM's failure to enforce or GCOM's delay in enforcing any of its rights under this Agreement shall not be deemed a waiver of any of those rights or any other rights under this Agreement. GCOM may within the time provided by law, commence appropriate legal proceedings or take other appropriate action, including but not limited to terminating this Agreement in accordance with Section XII, to enforce any or all such rights.

13.13	Enforcement of Agreement. In any action for breach and/or the enforcement of any of the terms or conditions of this Agreement the court shall award to the prevailing party such party's costs and reasonable attorneys' fees in pursuing the matter.

13.14	NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION WHETHER FOR BREACH (INCLUDING BREACH OF WARRANTY OR ANY OBLIGATION ARISING THEREFROM) OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) AND IRRESPECTIVE OF WHETHER THE PARTY HAS ADVISED OR HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. EACH PARTY HEREBY WAIVES ANY CLAIMS THAT THESE EXCLUSIONS DEPRIVE SUCH PARTY OF AN ADEQUATE REMEDY. THIS LIMITATION ON LIABILITY SHALL NOT APPLY TO AMOUNTS OTHERWISE OWED PURSUANT TO THE INDEMNIFICATION AND INSURANCE PROVISIONS OF ARTICLE 8 ABOVE.

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13.15	Severability. The provisions of this Agreement shall he severable, and if any provision of this Agreement shall be held or declared to be illegal, invalid, or unenforceable in any jurisdiction, such illegality, invalidity or unenforceability shall not affect any other provision hereof or the interpretation and effect of the Agreement as to any other jurisdiction, and the remainder of the Agreement disregarding such illegal invalid or unenforceable provision, shall continue in full force and effect as though such illegal invalid, or unenforceable provision had not been contained herein.

13.16	Force Majeure. In the event that either party hereto shall be prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war, acts of God, force of nature, or other reasons of a like nature not the fault of, or under the control of, the party delayed in performing work or doing acts required under the terms of this Agreement, then performance of such act shall be excused for the periods of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay, provided the party delayed in performing promptly gives written notice to the other party of its ability to perform.

13.17	Survival. All of the terms and provisions of this Agreement intended to be observed and performed by the parties after the termination hereof, including but not limited to the obligations of confidentiality, obligations to pay Earned Royalties and keep records, rights to audit, and obligations of indemnification and insurance, shall survive such termination and continue thereafter in full force and effect.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed in the manner appropriate to each.

GCOM ENTERPRISES, INC.	SOUL AND VIBE ENTERTAINMENT, INC.

By:	By:
Title:	Title:
Date:	Date:

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TRADEMARK LICENSE AGREEMENT

EXHIBIT I

Licensee: Soul and Vibe Entertainment, Inc.

1.	Effective Date (Section 2.1): September 1, 2011

2.	Termination Date (Section 2.1): December 31, 2015

3.	Property (Section 1.1):

Group A:

WHEATIES (but NOT including rights to any athletes or Wheaties FUEL)

Group B:

PILLSBURY (including the Pillsbury Doughboy character)

GREEN GIANT (including the Green Giant character)

SPROUT (including the Sprout character)

HAMBURGER HELPER (including the Helping Hand character)

LUCKY CHARMS (including Lucky the Leprechaun character)

HONEY NUT CHEERIOS (including the bee character)

COCOA PUFFS (including Sonny the Cuckoo Bird character)

FRANKENBERRY (including the Frankenberry character)

COUNT CHOCULA (including the Count Chocula character)

BOOBERRY (including the Booberry character)

TRIX (including the Trix Rabbit character)

COOKIE CRISP (including the wolf character)

CINNAMON TOAST CRUNCH (including the baker character)

FRUIT BRUTE (including the Fruit Brute character)

SIR GRAPEFELLOW (including the Sir Grapefellow character)

MR. WONDERFULL'S SURPRIZE (including the Mr. Wonderfull character)

YUMMY MUMMY (including the Yummy Mummy character)

BARON VON REDBERRY (including the Baron Von Redberry character)

4.	Products (Section 1.1):

GROUP A ONLY:

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• Retail and digitally distributed games for mobile devices, game consoles and computer game platforms (the “Title”)

• Associated expansion packs and other gaming accessories produced in conjunction with the Title.

GROUP A and B:

•Avatars, virtual goods and in-game integrations produced in conjunction with the Title.

For the avoidance of doubt, the parties contemplate that Licensee will create and distribute a Wheaties themed electronic game, and may use the Group B brands on avatars, etc. sold in conjunction with the Wheaties-themed game.

GCOM recognizes that certain third party brands may appear in conjunction with the Title (e.g., game console brands such as Nintendo, Sony, etc., as well as third party advertising sold by Licensee and featured in the Title, subject to GCOM's prior approval). Nothing in this Agreement shall give GCOM any rights in any such third party brands.

5.	Channels of Distribution (Section 1.1):

Grocery stores, mass market retailers, warehouse club stores, drug stores, military stores, game stores, department stores, online stores.

Licensee is not permitted to sell Products to convenience stores, dollar stores, liquidators, overstock stores or other deep discount stores.

6.	Licensed Territory (Section 1.1): The United States, its territories and possessions and military bases; Canada, Mexico, the 27 countries currently constituting the European Union, Norway and Switzerland.

Products may be translated into local language upon prior written approval from GCOM. Pre-approved languages are English, French, German, Spanish and Italian.

To the extent sales of Products on the Internet are allowed, such sales are only authorized within the Licensed Territory. Any sales of Products through e-commerce must include a notice with the offer that specifically states the countries within the Licensed Territory that are authorized and limits the offer to same. No sales of products through the Internet can be made to countries outside the Licensed Territory.

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7.	Royalty Rate (Section 3.1):

For each game unit:

Up to XXXXX units: XX% of Net Sales

From XXXXX to XXXXX units: XX% of Net Sales

Over XXXXX units: XX% of Net Sales

For avatars, expansion packs, accessories and virtual goods: XX% of Net Sales

Net Sales Definition: Notwithstanding the provisions of Section 3.2, in calculating Net Sales Licensee may deduct from its gross invoice price platform royalties actually paid, up to the following limits:

For Microsoft, Apple, and Sony platforms: XX% of invoice price

For Nintendo: XX% of invoice price

8.	Advance Royalty (Section 3.5): -waived-

9.	Minimum Guarantee (Section 3.6): $ XXXXX payable as follows:

$ XXXXX on or before December 31, 2013

$ XXXXX on or before December 31, 2014

$ XXXXX on or before December 31, 2015

10.	Minimum Liability Insurance Coverage Amount (Section 8):

$1 million per occurrence/$2 million aggregate

11.	Submission of Production Samples (Section 9.2)

Number of production samples of each variation to be submitted: 18

☐	Samples of each production run must be submitted to GCOM
☐	Samples of each variation from the initial production run must be submitted; subsequent samples need be submitted only when requested by GCOM.

12.	Licensee Address For Receiving Notices (Section 13.6):

Soul and Vibe Entertainment, Inc.

6548 South Big Cottonwood Canyon Road Suite 100

Salt Lake City, UT 84121

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13.	Other Contract Provisions:

Exclusivity: The license granted hereunder is non-exclusive. However, once GCOM has approved a concept for development by Licensee. GCOM agrees to neither grant a license for, nor develop itself the same type of Wheaties-themed video game for distribution in the Territory in the Channels of Distribution during the Term. If Licensee believes GMMI has breached the foregoing exclusivity provisions, as its sole remedy Licensee shall have the right to send GMMI written notice specifying the nature of the breach and if GMMI fails to cure such breach within six months from the date of such notice, then the royalty rate shall drop to 0% until such time as GMMI has cured the breach.

Promotion: GCOM will be permitted to develop and launch, in its sole discretion, marketing support and promotional campaigns using the game images, name and trademarks. GCOM marketing support may include promotion of the game on websites, on Wheaties or other brands of packaging, in-store, social media platforms, television, print, etc.

Licensee Exclusivity: Licensee will not permit the following companies to associate themselves or their brands with any of the game content: Kellogg's, Post, Quaker, Malt O-Meal.

Measurement: Quarterly Licensee will provide GCOM game data including number of players, average duration of play, location of players, game achievements, calories burned, etc.

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